Exhibit 99.1
For more information, contact:

Tom Miller	Michael Attar
Chief Financial Officer	Director Investor Relations
(818) 444-2325	(818) 444-2330
tmiller@ixiacom.com	mattar@ixiacom.com
Ixia Postpones Announcement of Third Quarter Results
CALABASAS, CA— October 12, 2006 — Ixia (Nasdaq: XXIA) a leading, global provider of IP performance test systems, announced today that it is postponing the release of its third quarter 2006 financial results pending completion of an internal review related to revenue recognition with respect to its software upgrade and support practices and the potential impact on the Company’s previously reported financial results. The review is being conducted under the direction of the Company’s Audit Committee. The Company expects to announce its third quarter 2006 results as soon as practicable after completion of the review.
“We are working to complete this work as quickly as possible, so that we can report our full financial results” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “Our business in the third quarter was healthy, as we achieved a sequential increase in bookings.”
For the third quarter ended September 30, 2006, Ixia estimates it had cash, cash equivalents and investments of approximately $210 million, with no debt.

About Ixia
Ixia is a leading provider of performance test systems for IP-based infrastructure and services. Its highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Ixia’s Triple Play test systems address the growing need to test voice, video, and data services and network capability under real-world conditions. Ixia’s vision is to be the world’s pre-eminent provider of solutions to enable testing of next generation IP Triple Play networks. Ixia’s test systems utilize a wide range of industry-standard interfaces, including Ethernet, SONET, ATM, and wireless connectivity, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818)-871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.
Ixia and the Ixia four petal logo are registered trademarks of Ixia. Other trademarks are the property of their respective owners.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect the Company’s current intent, belief and expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things: consistency of orders from significant customers, our success in developing and producing new products, and market acceptance of our products. These and other risk factors that may affect Ixia’s financial results in the future are discussed in Ixia’s periodic SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005. Ixia undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.